Exhibit 8.1

Loeb & Loeb LLP

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October 24, 2025

Relativity Acquisition Corp.

Re:	Registration Statement of Relativity Holdings Inc.

Ladies and Gentlemen:

We have acted as United States counsel to Relativity Acquisition Corp., a Delaware corporation (“Relativity”), in connection with the proposed Business Combination (as defined below) contemplated by an agreement made and entered into on February 28, 2025 (and as amended and restated on October 20, 2025) (the “Business Combination Agreement”) by and among Relativity, Relativity Holdings Inc., a Cayman Islands Company (“Pubco”), Relativity Purchaser Merger Sub II Inc., a company formed in the Cayman Islands and a wholly owned subsidiary of Pubco (“Merger Sub”), Instinct Brothers Co., Ltd, a corporation organized under the laws of Japan (“Instinct Brothers”), Tomoki Nagano, and Relativity Acquisition Sponsor, LLC, a Delaware limited liability company. In accordance with the terms of the Business Combination Agreement, Instinct Bio Technical Company Holdings Inc. (“BIOT”) was organized under the laws of the Cayman Islands and acquired ownership of all of the stock of Instinct Brothers. Pursuant to the Business Combination Agreement, (a) Merger Sub will merge with and into Relativity, with Relativity surviving the merger as a wholly-owned subsidiary of Pubco (the “Merger”), and (b) the shareholders of BIOT will transfer their ownership interests in BIOT to Pubco in exchange for Pubco shares (the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Relativity Holdings Inc., on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on September 9, 2025 (Registration Number 333-290120), as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “—Material U.S. Federal Income Tax Consequences of the Business Combination—Tax Consequences of the Business Combination to U.S. Holders of Relativity securities.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Relativity Acquisition Corp. October 24, 2025 Page 2

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Relativity Acquisition Corp. under the caption “—Material U.S. Federal Income Tax Consequences of the Business Combination—Tax Consequences of the Business Combination to U.S. Holders of Relativity securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP